                   As filed with the Securities and Exchange
                        Commission on November 22, 1999

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only
[X] Definitive Proxy Statement                (as permitted by Rule 14a-
                                              6(e)(2))
[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          United Natural Foods, Inc.
               (Name of Registrant as Specified in Its Charter)


          ----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                          UNITED NATURAL FOODS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 22, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of United Natural Foods, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, December 22, 1999 at 9:00 a.m. at The Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island 02903 (the "Meeting") for the purpose of considering and voting upon the following matters:

    1. To elect two Class III Directors for the ensuing three years;

    2. To ratify the appointment of KPMG LLP as the Company's independent public accountants for the current fiscal year; and

    3. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

  The Board of Directors has fixed the close of business on Tuesday, November 16, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination to any stockholder at the principal executive offices of the Company, 260 Lake Road, Dayville, Connecticut 06241 and will be available at the Meeting.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended July 31, 1999, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          Norman A. Cloutier,
                                          Chairman of the Board and
                                           Chief Executive Officer
November 23, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                          UNITED NATURAL FOODS, INC.
                                 260 Lake Road
                          Dayville, Connecticut 06241

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    For the Annual Meeting of Stockholders
                        To Be Held on December 22, 1999

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Natural Foods, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, December 22, 1999 at 9:00 a.m. at The Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island 02903 and at any adjournments thereof (the "Meeting").

  All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

  On November 16, 1999, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 18,249,305 shares of common stock of the Company, $.01 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

  The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company's Annual Report to Stockholders for the fiscal year ended July 31, 1999 are being mailed to stockholders on or about November 23, 1999. The Company will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended July 31, 1999, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to the Company, Attention of John Breggia, Corporate Controller, United Natural Foods, Inc., 260 Lake Road, Dayville, Connecticut 06241. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Stock Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of September 30, 1999 by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and director nominees, (iii) the Chief Executive Officer and the executive officers named in the Summary Compensation Table below, and (iv) all directors, director nominees and executive officers as a group.

                                                 Shares       Percentage of
                                              Beneficially Shares Beneficially
Name of Beneficial Owner                         Owned          Owned (1)
------------------------                      ------------ -------------------
5% Stockholders
Norman A. Cloutier(2)........................  2,988,332          16.2%
 c/o United Natural Foods, Inc.
 260 Lake Road
 Dayville, CT 06241
Employee Stock Ownership Trust(3) ...........  1,936,847          10.6%
 Robert G. Huckins, Trustee
 19404 Camino Del Aguila
 Escondido, CA 92025
Michael S. Funk(4)...........................  1,805,982           9.8%
 c/o Mountain People's Warehouse
 Incorporated
 12745 Earhart Avenue
 Auburn, CA 95602
Richard S. Youngman(5).......................  1,774,511           9.7%
 c/o United Natural Foods, Inc.
 Stow Mills Drive
 Chesterfield, NH 03443
Funk Family 1992 Revocable Living Trust(6)...  1,694,000           9.3%
 c/o Michael S. Funk
 Mountain People's Warehouse Incorporated
 12745 Earhart Avenue
 Auburn, CA 95602
T. Rowe Price Associates, Inc.(7)............  1,017,400           5.6%
 100 E. Pratt Street
 Baltimore, MD 21202
Wellington Management Company, LLP(8)........    954,700           5.2%
 75 State Street
 Boston, MA 02109
Other Named Executive Officers and Other
 Directors
Gordon D. Barker.............................          0             0%
Joseph M. Cianciolo..........................          0             0%
Robert T. Cirulnick(9).......................     33,333             *
Kevin T. Michel(10)..........................     10,373             *
Thomas B. Simone (11)........................     16,500             *
Richard J. Williams(12)......................     16,500             *
All executive officers, directors and
 director nominees, as a group
 (11 persons)(13)............................  6,645,531          35.7%

--------
*Less than 1%
 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 1999 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Includes 186,241 shares issuable within the 60-day period following September 30, 1999 pursuant to the exercise of stock options. Does not include 32,460 shares held by the United Natural Foods Stock Ownership Trust ("ESOT") and allocated to Mr. Cloutier under the Employee Stock Ownership Plan ("ESOP").
 (3) ESOP participants are entitled to direct Robert G. Huckins, the trustee of the ESOT (the "Trustee"), as to how to vote shares allocated to their ESOP accounts under the ESOP. In accordance with the provisions of the ESOP, the Trustee is directed to vote unallocated shares of Common Stock, and allocated shares for which no voting direction has been received, in the same proportion as participants have directed the Trustee to vote their allocated shares of Common Stock. The ESOT disclaims beneficial ownership of the allocated shares to the extent that the beneficial ownership of such shares is attributable to participants in the ESOP.
 (4) Includes 1,694,000 shares held by the Funk Family 1992 Revocable Living Trust, of which Michael and Judith Funk are the Co-Trustees. Includes 111,982 shares issuable within the 60-day period following September 30, 1999 pursuant to the exercise of stock options. Does not include 1,779 shares held by the ESOT and allocated to Mr. Funk under the ESOP.
 (5) Consists of 1,774,511 shares held by the Richard S. Youngman Revocable Trust. Does not include 522 shares held by the ESOT and allocated to Mr. Youngman under the ESOP.
 (6) Michael S. Funk and his wife Judith A. Funk are Co-Trustees of the Funk Family 1992 Revocable Living Trust and share investment and voting control of the shares held by the trust.
 (7) T. Rowe Price Associates, Inc. ("Price Associates") is an investment adviser registered under the Investment Advisers Act of 1940. Price Associates, in its capacity as investment adviser, may be deemed to beneficially own 1,017,400 shares of the Company which are held of record by clients of Price Associates. Price Associates has sole voting power with respect to 54,600 shares and sole dispositive power with respect to 1,017,400 shares. This information is derived solely from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999.
 (8) Wellington Management Company, LLP ("WMC") is an investment adviser registered under the Investment Advisers Act of 1940. WMC, in its capacity as investment adviser, may be deemed to beneficially own 954,700 shares of the Company which are held of record by clients of WMC. WMC has shared voting power with respect to 730,900 shares and shared dispositive power with respect to 954,700 shares. This information is derived solely from a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 1999.
 (9) Consists of 33,333 shares issuable within the 60-day period following September 30, 1999 pursuant to the exercise of stock options. Mr. Cirulnick resigned as the Company's Chief Financial Officer and Treasurer in August 1999.
(10) Consists of 10,373 shares issuable within the 60-day period following September 30, 1999 pursuant to the exercise of stock options. Does not include 1,453 shares held by the ESOT and allocated to Mr. Michel under the ESOP.
(11) Consists of 16,500 shares issuable within the 60-day period following September 30, 1999 pursuant to the exercise of stock options.
(12) Consists of 16,500 shares issuable within the 60-day period following September 30, 1999 pursuant to the exercise of stock options.
(13) Includes 374,929 shares issuable within the 60-day period following September 30, 1999 pursuant to the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during the fiscal year ended July 31, 1999 the Reporting Persons complied with all Section 16(a) filing requirements other than a late Form 4 filing by Mr. Cloutier covering two transactions.

Votes Required

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required for the ratification of the selection of KPMG LLP as the Company's independent public accountants for the current fiscal year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Directors and Nominees for Director

  The Company has a classified Board of Directors currently consisting of three Class I directors (Joseph M. Cianciolo, Kevin T. Michel and Richard S. Youngman), two Class II directors (Gordon D. Barker and Thomas B. Simone), and three Class III directors (Norman A. Cloutier, Michael S. Funk and
Richard J. Williams). The Class I, Class II and Class III directors will serve until the annual meeting of stockholders to be held in 2000, 2001 and 1999, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

  The persons named in the enclosed proxy will vote to elect Norman A. Cloutier and Michael S. Funk as Class III directors, unless the proxy is marked otherwise. Messrs. Cloutier and Funk are currently Class III directors of the Company. Richard J. Williams, a current Class III director of the Company, is not standing for re-election to the Board of Directors.

  The Class III directors will be elected to hold office until the 2002 annual meeting of stockholders and until their successors are elected and qualified. Each of Messrs. Cloutier and Funk has indicated his willingness to serve, if elected; however, if any of Messrs. Cloutier and Funk should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that Messrs. Cloutier and Funk will be unable to serve if elected.

  For each member of the Board of Directors, including the nominees for election as Class III directors, there follows information given by each concerning his principal occupation and business experience for the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company.

  Gordon D. Barker, age 53, was elected by the Board of Directors in September 1999 to fill the seat left vacant by Steven H. Townsend. Mr. Barker was employed for 30 years at PayLess Drug Stores (subsequently known as ThriftyPayLess Drug Stores). While at PayLess, Mr. Barker rose from pharmacist, through several levels of management and ultimately became its Chief Executive Officer and President. Currently, Mr. Barker is serving on the following Boards of Directors: Gart/Sportsmart Sporting Goods, Infinity Towers, NuMedics Inc. and Allure Inc.

  Joseph M. Cianciolo, age 60, was elected by the Board of Directors in September 1999 to fill the seat left vacant by Barclay McFadden III. Mr. Cianciolo was the Managing Partner of the Providence office of KPMG LLP from June 1990 until June 1999. Prior to his appointment as managing partner, Mr. Cianciolo served as engagement partner from 1970 to 1999 for manufacturing, distribution, health and beauty companies and restaurant chains, and a manufacturer of electronic devices.

  Norman A. Cloutier, age 46, founded the Company in 1978. Mr. Cloutier has been Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Cloutier served as President of the Company from its inception until October 1996. Mr. Cloutier previously operated a natural products retail store in Coventry, Rhode Island from 1977 to 1978.

  Michael S. Funk, age 45, has been Vice Chairman of the Board of the Company since February 1996 and President of the Company since October 1996. Mr. Funk served as Executive Vice President of the Company from February 1996 until October 1996. Since its inception in July 1976, Mr. Funk has been President of Mountain People's Warehouse Incorporated, a wholly owned subsidiary of the Company ("Mountain People's"). Mr. Funk has served on the Board of Directors since February 1996.

  Kevin T. Michel, age 42, has served as interim Chief Financial Officer of the Company since August 1999. From March 1998 to March 1999, Mr. Michel served as President of the Company' Central Region. Mr. Michel served as Chief Financial Officer of Mountain People's from January 1995 until March 1998. From January 1992 until January 1995, Mr. Michel held several different accounting and finance positions at Mountain People's. Mr. Michel has served on the Board of Directors since February 1996.

  Thomas B. Simone, age 57, has served as President and Chief Executive Officer of Simone & Associates, a healthcare and natural products investment and consulting company, since April 1994. From February 1991 to April 1994, Mr. Simone was President of McKesson Drug Company. Mr. Simone serves on the Board of Directors of ECO-DENT International, Inc. Mr. Simone has served on the Board of Directors since October 1996.

  Richard J. Williams, age 38, has been a Managing Director of Triumph Capital Group, Inc. since March 1990. Mr. Williams has served on the Board of Directors since November 1993. Mr. Williams also serves on the Board of Directors of Outsource International, Inc.

  Richard S. Youngman, age 48, was the President and a director of Stow Mills and its predecessor company from 1979 until October 1997. In October 1997, Mr. Youngman became Chief Executive Officer of Stow Mills. Mr. Youngman served as President of the Company's Eastern Region from October 1997 to March 1999.
Mr. Youngman became Vice President of Business Development for the Company in March 1999. Mr. Youngman was elected to the Company's Board of Directors in December 1997 in connection with the Company's merger with Stow Mills in October 1997.

  For information relating to shares of Common Stock owned by each of the directors, see "Stock Ownership of Certain Beneficial Owners and Management."

Board and Committee Meetings

  The Board of Directors of the Company met ten times (including by telephone conference) during fiscal 1999. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees and consultants to the Company and administers and recommends grants of stock options pursuant to the Company's Amended and Restated 1996 Stock Option Plan. The Compensation Committee held two meetings during fiscal 1999. The members of the Compensation Committee in fiscal 1999 were Messrs. Simone and Williams. Mr. Barker replaced Mr. Williams as a member of the Compensation Committee at the beginning of fiscal 2000. Mr. Cianciolo became a member of the Compensation Committee at the beginning of fiscal 2000.

  The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee held two meetings during fiscal 1999. The members of the Audit Committee during fiscal 1999 were Messrs. Simone and Williams. The current members of the Audit Committee are Messrs. Cianciolo, Barker, Simone and Williams.

  The Board of Directors has a Nominating Committee which nominates candidates for election to the Board of Directors. The Nominating Committee held two meetings during fiscal 1999. The current members of the Nominating Committee are Messrs. Cloutier and Funk. The Nominating Committee will consider nominees recommended by stockholders of the Company. The names of proposed nominees should be forwarded in writing, within the time period of stockholder proposals generally, to Norman A. Cloutier, Chairman of the Board and Chief Executive Officer, United Natural Foods, Inc., 260 Lake Road, Dayville, Connecticut 06241, who will submit the names of the nominees to the Nominating Committee for consideration.

Director Compensation

  The Company's non-employee directors receive $1,500 for attendance at each quarterly Board meeting, $500 for attendance at each telephonic Board meeting and $500 for attendance at each Board Committee meeting. The directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings.

Compensation of Executive Officers

  Summary Compensation

  The following table sets forth compensation information for the fiscal years ended July 31, 1999, 1998 and 1997 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as executive officers on July 31, 1999 (the "Named Executive Officers").

                                                                   Long-Term
                                                                  Compensation
                                                               ------------------
                                    Annual Compensation              Awards
                              -------------------------------- ------------------
Name and Principal                              Other Annual       Securities        All Other
Position                 Year  Salary   Bonus  Compensation(1) Underlying Options Compensation(2)
------------------       ---- -------- ------- --------------- ------------------ ---------------

Norman A. Cloutier...... 1999 $135,300 $     0     $     0                0          $  4,144
 Chairman of the Board
 and Chief Executive
 Officer                 1998  135,200       0           0           71,009           149,479
                         1997  135,460       0           0                0            22,878

Michael S. Funk......... 1999  132,500       0           0                0            38,850
 Vice Chairman of the
 Board and President     1998  135,950       0           0           30,000            51,124
                         1997  133,450       0           0                0            11,223

Robert T. Cirulnick(3).. 1999  225,004  75,100           0                0                 0
 Former Chief Financial
 Officer and Treasurer   1998  108,175       0      12,700          100,000                 0

Richard S. Youngman..... 1999  129,996       0           0                0             3,900
 Vice President of
 Business Development    1998  127,497       0           0           30,000            17,818

Kevin T. Michel......... 1999  115,997  11,351           0                0             3,495
 Interim Chief Financial
 Officer and Treasurer   1998   84,219  53,451      24,000            5,000            15,456

--------
(1) The amounts shown in this column represent travel and temporary living expenses paid by the Company in connection with the relocation of the Named Executive Officer.

(2) The amounts in this column for fiscal 1999 represent the value of Company contributions to the 401(k) accounts of the Named Executive Officers ($4,144 for Mr. Cloutier, $1,050 for Mr. Funk, $3,900 for Mr. Youngman and $3,495 for Mr. Michel) and an executive life insurance premium in the amount of $37,800 for Mr. Funk. The amounts in this column for fiscal 1999 do not include the fair market value of shares allocated to the accounts of the Named Executive Officers under the Company's ESOP as the number of shares allocated are not available as of the date hereof.

    The amounts in this column for fiscal 1998 represent the value of Company contributions to the 401(k) accounts of the Named Executive Officers ($2,028 for Mr. Cloutier, $975 for Mr. Funk, $3,300 for Mr. Youngman and $2,968 for Mr. Michel), the fair market value of shares allocated to the accounts of the Named Executive Officers under the Company's ESOP ($14,518 for Mr. Cloutier, $12,349 for Mr. Funk, $14,518 for Mr. Youngman and $12,488 for Mr. Michel), an executive life insurance premium in the amount of $37,800 for Mr. Funk and $132,933 paid to Mr. Cloutier as a "make whole" payment in connection with the Company's acquisition of a retail store prior to the Company's initial public offering.

    The amounts in this column for fiscal 1997 represent the value of Company contributions to the 401(k) accounts of the Named Executive Officers ($1,014 for Mr. Cloutier and $975 for Mr. Funk) and the fair market value of shares allocated to the accounts of the Named Executive Officers under the Company's ESOP ($21,864 for Mr. Cloutier and $10,248 for Mr. Funk).

(3) Mr. Cirulnick joined the Company as Chief Financial Officer and Treasurer in February 1998 and resigned from his positions in August 1999.

 Option Grant Table

  The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 1999 by the Company to the Named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") to Named Executive Officers during the fiscal year ended July 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                                 Annual Rates of
                                          Percent of                               Stock Price
                            Number of    Total Options                            Appreciation
                           Securities     Granted to   Exercise or                 for Option
                           Underlying    Employees in  Base Price  Expiration ---------------------
          Name           Options Granted  Fiscal Year   Per Share     Date        5%        10%
          ----           --------------- ------------- ----------- ---------- ---------- ----------
Norman A. Cloutier......         0             --           --         --             --         --
Michael S. Funk ........         0             --           --         --             --         --
Robert T. Cirulnick ....         0             --           --         --             --         --
Richard S. Youngman ....         0             --           --         --             --         --
Kevin T. Michel.........         0             --           --         --             --         --

 Fiscal Year-End Option Value Table

  The following table summarizes certain information regarding stock options held as of July 31, 1999 by each of the Named Executive Officers. No options or SARs were exercised by Named Executive Officers during the fiscal year ended July 31, 1999, and no SARs were held by Named Executive Officers at fiscal year end.

                         FISCAL YEAR-END OPTION VALUES

                         Number of Securities Underlying      Value of Unexercised
                          Unexercised Options at Fiscal       In-The-Money Options
                                    Year End                  at Fiscal Year End(1)
          Name           Exercisable(#)/Unexercisable(#) Exercisable($)/Unexercisable($)
          ----           ------------------------------- -------------------------------
Norman A. Cloutier......         186,241/63,518                $2,008,391/$28,672
Michael S. Funk.........         111,982/33,518                  1,225,988/28,672
Robert T. Cirulnick.....          33,333/66,667                               0/0
Richard S. Youngman.....               0/30,000                               0/0
Kevin T. Michel.........          10,373/15,252                     94,498/93,396

--------
(1) Value based upon the last sales price per share ($18.75) of the Company's Common Stock on July 31, 1999, as reported on the Nasdaq National Market, less the exercise price.

  Employment Agreements

  The Company is a party to an employment agreement with Michael S. Funk covering the period commencing February 20, 1996 and ending December 31, 2000, subject to extension for another five-year term at the election of Mr. Funk. The agreement provides for Mr. Funk to serve as President of Mountain People's, Executive Vice President of the Company and Vice Chairman of the Company's Board of Directors. In October 1996, the Board of Directors elected Mr. Funk to serve as President of the Company. Under the employment agreement, Mr. Funk is entitled to base compensation at least equal to that paid to the Chief Executive Officer of the Company and other compensation in an amount such that Mr. Funk's total annual compensation is at least equal to 90% of the Chief Executive Officer's total annual compensation. In addition, in no event can Mr. Funk's annual compensation be less than $130,000.

  Mr. Funk may terminate the agreement upon 90 days' written notice to the Company. The Company may terminate the agreement only for cause or in the event of Mr. Funk's death or disability. The agreement includes a non-competition clause under which Mr. Funk agreed that during the term of the agreement and for three years thereafter he will not, directly or indirectly, participate in (i) a wholesale distribution business in competition with the Company or Mountain People's or (ii) a retail business in competition with the Company or any of its subsidiaries which is located within 15 miles of a retail store owned by the Company or one of its subsidiaries; provided, however, that Mr. Funk's management and ownership of an equity interest in Mountain People's Wine Distributing, Inc. ("MPWD") will not be deemed a breach of this covenant unless MPWD distributes products east of the Mississippi River or engages in a business other than the distribution and sale of wine and alcoholic beverages.

  In connection with the acquisition of Stow Mills, Inc. in October 1997, the Company entered into an employment agreement with Richard S. Youngman pursuant to which Mr. Youngman was employed as President and Chief Executive Officer of Stow Mills and President of the Company's Eastern Region. Effective March 22, 1999, Mr. Youngman became Vice President of Business Development of the Company. The employment agreement provides for an initial term of two years at an annual base salary of $130,000, plus bonuses and stock options as determined by the Compensation Committee of the Company's Board of Directors and substantially equivalent to those provided to other senior executive officers of the Company and its subsidiaries. The employment agreement provides that, at the end of the initial two-year term, and each year thereafter, Mr. Youngman's employment will automatically be renewed unless either party notifies the other party that he or it elects to terminate the employment agreement. Mr. Youngman's salary will be reviewed by the Company at the beginning of each of its fiscal years and, in the sole discretion of the Company, may be increased, but not decreased, for such year. The employment agreement contains non-disclosure, non-competition and non-solicitation covenants during the employment term and for a one-year period thereafter.

  The Company entered into an employment agreement with Robert T. Cirulnick commencing on February 3, 1998 and continuing until terminated on not less than thirty days' written notice by either party, or immediately upon written notice by the Company at any time for cause. The employment agreement provided for Mr. Cirulnick's employment as Chief Financial Officer of the Company at an annual base salary of $225,000, plus bonuses and stock options to acquire an aggregate of 100,000 shares of the Company's Common Stock. The employment agreement contained confidentiality covenants during the employment term and non-competition and non-solicitation covenants during the employment term and for a two-year period thereafter. Mr. Cirulnick resigned as Chief Financial Officer of the Company in August 1999. The Company entered into an agreement with Mr. Cirulnick on August 2, 1999 pursuant to which Mr. Cirulnick's employment agreement was terminated except for the non-competition and non-solicitation covenants. The agreement provides that Mr. Cirulnick will provide consulting and advisory services to the Company's Board of Directors, the Audit Committee of the Company's Board of Directors and KPMG LLP until the completion of the Company's fiscal 1999 audit (the "Completion Date"). The agreement provides that Mr. Cirulnick will be paid a consulting fee of $19,687.50 per month, and be entitled to all benefits made available to him under his employment agreement, for each month he renders consulting and advisory services to the Company and for a period of six months following the Completion Date.

Certain Transactions

  In connection with the establishment of the ESOP in November 1988, Norman A. Cloutier, Steven H. Townsend, Daniel V. Atwood and Theodore Cloutier contributed an aggregate of 2,200,000 shares of the Company's Common Stock to the ESOT in exchange for a note (the "ESOT Note") from the ESOT in the original amount of $4,080,000, the largest amount of indebtedness outstanding under the ESOT Note. The Company guarantees payment by the ESOT of the ESOT Note. The ESOT Note is payable in equal monthly installments of principal and interest from December 1988 to May 2015. Interest is charged on the ESOT Note at a rate of 10% per annum. The amount outstanding on the ESOT Note as of September 30, 1999 was $2,556,800.

  On April 14, 1998, the Company lent $100,000 to Kevin Michel in connection with Mr. Michel's relocation from California to Colorado. On July 15, 1998, Mr. Michel issued the Company a note (which will not bear interest as long as Mr. Michel remains an employee of the Company) due April 14, 2013. Mr. Michel repaid this loan in full in June 1999.

Report of the Compensation Committee on Executive Compensation

 Overview and Philosophy

  The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for making recommendations concerning salaries and incentive compensation for employees of the Company, including the Company's Chief Executive Officer and other executive officers, and administering the Company's Amended and Restated 1996 Stock Option Plan. The Committee currently consists of Messrs. Cianciolo, Barker and Simone. This report addresses the Company's compensation policies for fiscal 1999 as they affected the Chief Executive Officer and the Company's other executive officers.

  The objectives of the Company's executive compensation program are to:

  . Attract and retain key executives critical to the long-term success of the Company;

  . Align the executive officers' interests with the interests of stockholders and the success of the Company; and

  .  Recognize and reward individual performance and responsibility.

 Compensation Program

  General. The Company's executive compensation program generally consists of base salary and long-term incentive compensation in the form of stock options. Executives also participate in benefit programs that are generally available to employees of the Company, including medical benefits, the ESOP and the Company's 401(k) Plan.

  All compensation decisions are determined following a review of many factors that the Committee believes are relevant, including third-party data, the Company's achievements over the past year, the individual's contributions to the Company's success, any significant changes in role or responsibility, and the internal equity of compensation relationships.

  In general, the Committee intends that the overall total compensation opportunities provided to the executive officers should reflect competitive compensation for executives with corresponding responsibilities in comparable firms providing similar products and services. To the extent determined to be appropriate, the Committee also considers general economic conditions, the Company's financial performance and individual merit in setting compensation policies for its executive officers.

  For fiscal 1999, the Committee recommended the executive compensation packages, subject to approval and oversight by the Board of Directors. In the future, however, the Committee intends to review the appropriate mix between salary and other forms of compensation and set annual compensation guidelines for the Company's executives.

  Base Compensation. Norman A. Cloutier, the Company's Chief Executive Officer, had his salary for fiscal 1999 based primarily on subjective factors, including his leadership skills and his contributions to the Company's growth (both internally and through acquisitions) and overall performance over the past several years. In light of the Company's position as one of only two national distributors of natural foods and related products in the United States, the Committee believes that the Chief Executive Officer's base salary of $135,300 in fiscal 1999 was well below market. The Committee intends to assess the Chief Executive Officer's salary from time to time to assure that it remains competitive within the natural foods industry.

  Michael S. Funk, the Company's Vice Chairman of the Board and President, and Richard S. Youngman, Vice President of Business Development, are parties to multi-year employment agreements with the Company that fix each executive's base salary. The employment agreement with Mr. Funk was entered into in February 1996 in connection with the Company's merger with Mountain People's. Under the employment agreement,

Mr. Funk is entitled to base compensation at least equal to that paid to the Chief Executive Officer and other compensation in an amount such that Mr. Funk's total annual compensation is at least equal to 90% of the Chief Executive Officer's total annual compensation. Accordingly, Mr. Funk received base compensation of $132,500 in fiscal 1999. The employment agreement with Mr. Youngman was entered into in October 1997 in connection with the Company's merger with Stow Mills. Under the agreement, Mr. Youngman is entitled to an annual base salary of $130,000, plus bonuses and stock options as determined by the Committee and substantially equivalent to those provided to other senior executives of the Company. The Committee believes that the comparable base salaries of Messrs. Cloutier, Funk and Youngman are not appropriate in light of the executive responsibilities and the Committee intends to review the base salaries of Messrs. Cloutier, Funk and Youngman during Fiscal 2000. However, each of these individuals owns a significant number of shares of the Company's Common Stock. This ownership helps align their efforts with the entire stockholder group. See "Compensation of Executive Officers--Employment Agreements."

  Robert T. Cirulnick, the Company's former Chief Financial Officer, was a party to an employment agreement with the Company that fixed his base salary. Under the employment agreement, Mr. Cirulnick was entitled to an annual base compensation of $225,000, plus bonuses and stock options to acquire 100,000 shares of the Company's common stock. Mr. Cirulnick resigned as the Company's Chief Financial Officer in August 1999. See "Compensation of Executive Officers--Employment Agreements."

  For fiscal 1999, compensation for other executive officers was set within the range of compensation for executives with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses, based on the determination of management and approved by the Committee. Base compensation was also determined in light of a particular individual's contribution to the Company as a whole, including the ability to motivate others, develop the necessary skills to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

  Long-Term Incentive Compensation. Long-term incentives for executive officers and key employees are provided through individual stock ownership, the Company's Employee Stock Ownership Plan and Amended and Restated 1996 Stock Option Plan. The objectives of these plans are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. Stock options are granted at an option price equal to the fair market value, or, in the case of owners of 10% or more of the Company's Common Stock, 10% above the fair market value, of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount and frequency of such grants, the Company evaluates a variety of factors, including (i) the job level of the executive,
(ii) option grants awarded by competitors to executives at a comparable job level, and (iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive.

  Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million dollars paid to its Chief Executive Officer or any of its Named Executive Officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. Although the Committee is considering the limitations on the deductibility of executive compensation imposed by Section 162(m) in designing the Company's executive compensation programs, the Committee believes that it is unlikely that such limitation will affect the deductibility of the compensation to be paid to the Company's executive officers in the near term. The Committee will, however, continue to monitor the impact of Section 162(m) on the Company.

                                          Thomas B. Simone, Chairman

                                          Gordon D. Barker

                                          Joseph M. Cianciolo

Compensation Committee Interlocks and Insider Participation

  The current members of the Company's Compensation Committee are Messrs. Simone, Barker and Cianciolo. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Comparative Stock Performance

  The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from November 1, 1996 (the date of the Company's initial public offering) through July 31, 1999 with the cumulative total return on (i) the Index of Food Service Providers and (ii) the Nasdaq Composite Index. The comparison assumes the investment of $100 on November 1, 1996 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The Index of Food Service Providers includes JP Foodservice Inc., SYSCO Corporation and Performance Food Group Co., and the returns of each component company in the index are weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated. Prior to November 1996, the Company's Common Stock was not registered under the Exchange Act.


                  [UNITED NATURAL FOODS GRAPH APPEARS HERE]


                                                 11/1/96 7/31/97 7/31/98 7/31/99
                                                 ------- ------- ------- -------
      United Natural............................  $100    $178    $206    $139
      Index of Food Service Products............  $100    $133    $145    $184
      Nasdaq Composite Index....................  $100    $130    $153    $216

                PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected KPMG LLP as independent public accountants of the Company for the fiscal year ending July 31, 2000, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of KPMG LLP, the Board of Directors will reconsider the matter. A representative of KPMG LLP, which served as independent public accountants for the fiscal year ended July 31, 1999, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

  The Board of Directors believes the ratification of the appointment of KPMG LLP is in the best interests of the Company and its stockholders and recommends a vote FOR such ratification.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company's proxy statement and proxy card for the Company's 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") must be submitted to the Secretary of the Company at its offices, 260 Lake Road, Dayville, Connecticut 06241, no later than July 26, 2000.

  If a stockholder of the Company wishes to present a proposal before the 2000 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2000 Annual Meeting; provided that, in the event that less than 70 days' notice or prior public disclosure of the date of the 2000 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2000 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

                                          By Order of the Board of Directors,

                                          Norman A. Cloutier,
                                          Chairman of the Board and
                                           Chief Executive Officer

November 23, 1999

PROXY                      UNITED NATURAL FOODS, INC.                      PROXY
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               ANNUAL MEETING OF STOCKHOLDERS--December 22, 1999

  Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Norman A. Cloutier, E. Colby Cameron and Kenneth R. Lepage, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the Annual Meeting of Stockholders of United Natural Foods, Inc. to be held at the Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island 02903 at 9:00 a.m. (local time) on December 22, 1999, and at any adjournments or postponements thereof, and there to vote and act as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" THE PROPOSALS.

  PLEASE VOTE, DATE AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

  IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

  Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

                  (continued and to be signed on reverse side)

To elect the following two Class III Directors for the ensuing three years
 (except as marked below):

Class III Nominees: Norman A. Cloutier and Michael S. Funk
      [_] FOR both nominees   [_] WITHHELD from both nominees

FOR, except vote withheld from the following nominee:[_]_______________________

To ratify the appointment of KPMG LLP as independent public accountants of the
 Corporation for the current fiscal year.
       FOR [_]                    AGAINST [_]           ABSTAIN [_]
A vote FOR proposals number 1 and 2 is recommended by the United Natural Foods, Inc. Board of Directors.

                                      -----------------------------------------
                                                Stockholder sign here

                                      -----------------------------------------
                                                 Co-owner sign here

                                      Date: ___________________________________
                                      [_] Mark box at left if comments or
                                      address change has been noted on the
                                      reverse side of this card.

                  PLEASE BE SURE TO SIGN AND DATE THIS PROXY.